Cova Financial Services Life Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101




UNISEX ANNUITY RATES RIDER

This Rider forms a part of the Contract to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Sections 401, 403 or 408 of the Internal Revenue Code, or where required by state law. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. We may further amend the Contract from


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time to time to meet any  requirements  applicable  to such  plans or laws.  The effective date of this Rider is the Issue Date shown on the Contract Schedule. The provisions of the Contract are modified as follows:

1.   Deleting any reference to sex;

2. The Contract is further modified by substituting the attached Annuity Rate Tables for the corresponding Annuity Rate Tables in the Tables section of the Contract.

Cova Financial Services Life Insurance Company has caused this Rider to be signed by its President and Secretary.


Form 7027 (11/00)